Exhibit 99.1

Comscore Moves Ahead with Reverse Stock Split
As indicated in Comscore’s October shareholder letter, a reverse split is needed to comply with Nasdaq listing requirements
Continued positive momentum with expected achievement of 2023 financial guidance while launching differentiated new products, setting Comscore up for a strong 2024 and beyond
RESTON VA, December 18, 2023 – Comscore, Inc. (Nasdaq: SCOR) (“Comscore” or the “Company”) announced today that it will move forward with a 1-for-20 reverse stock split of its issued and outstanding common stock. The Company expects its common stock to begin trading on a split-adjusted basis on the Nasdaq Global Select Market with the opening of trading on Wednesday, December 20, 2023.
The reverse stock split was approved on December 12, 2023 by Comscore’s Board of Directors, following approval by the Company’s shareholders at a special meeting held on the same date, with the authorization to determine the final split ratio (within a specified range) granted to the Board of Directors. The reverse stock split is intended to bring Comscore into compliance with Nasdaq’s $1.00 per share minimum bid price requirement for continued listing and make the Company’s stock more attractive to a broader range of institutional and other investors.
Comscore’s common stock will continue to trade on the Nasdaq Global Select Market under the symbol “SCOR” following the reverse stock split, with a new CUSIP number of 20564W204. After the reverse stock split, the number of outstanding shares of common stock will be reduced from approximately 95.1 million to approximately 4.8 million, subject to adjustment for fractional shares. No fractional shares will be issued in connection with the split, and shareholders who would otherwise be entitled to a fractional share will receive a proportional cash payment. Proportional adjustments will be made to the number of shares of common stock issuable upon conversion or exercise of the Company’s preferred stock, equity awards and warrants, as well as the applicable conversion or exercise price.
“While we are disappointed that market conditions led to this reverse split, we are encouraged by our recent performance as we continue to pursue clear financial, operational and strategic opportunities to deliver growth and value for our shareholders and clients. We expect to meet the 2023 financial guidance we published in November and see strong growth potential for 2024 and beyond,” said Jon Carpenter, Chief Executive Officer of Comscore.

Comscore’s transfer agent, Equiniti Trust Company, LLC, will act as the exchange agent for the reverse stock split and will provide instructions to shareholders regarding the process. Additional information concerning the reverse stock split can be found in Comscore’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on October 31, 2023.

About Comscore
Comscore (NASDAQ: SCOR) is a global, trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore empowers media buyers and sellers to quantify their multi-screen behavior and make meaningful business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, our expectations, plans and opinions regarding achievement of 2023 financial guidance; financial, operational and strategic opportunities; product development and innovation; the timing and effectiveness of the reverse stock split; the treatment of fractional shares; our continued listing on the Nasdaq Global Select Market; our future compliance with Nasdaq’s minimum bid price requirement and other listing standards; the attractiveness of our common stock to a broader range of investors; and delivery of growth and value for shareholders. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, declines in the trading price of our common stock; changes in investor policies or preferences; changes in Nasdaq listing standards or other regulatory requirements; changes in our business and customer, partner and vendor relationships; external market conditions and competition; declines in ad spending or other macroeconomic factors; and our ability to achieve our expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that we make from time to time with the U.S. Securities and Exchange Commission (the “SEC”), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. We do not intend or undertake, and expressly disclaim, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Media:
Kai Heslop
KCSA Strategic Communications
comscore@kcsa.com
Investors:
John Tinker
Comscore, Inc.
(212) 203-2129
jtinker@comscore.com